Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                    FIRST HORIZON PHARMACEUTICAL CORPORATION
                            (a Delaware Corporation)


     First Horizon Pharmaceutical Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. The name of the Corporation is First Horizon Pharmaceutical Corporation.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 4 thereof and by substituting in lieu of said first paragraph of Article 4 the following new paragraph:

          "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be designated as "Common Stock," $.001 par value per share, and 1,000,000 shares shall be designated as "Preferred Stock," $.001 par value per share."

     3. The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section ss.242 of the General Corporation Law of the State of Delaware.


Executed on this 27th day of May, 2002.


                                  /s/ Mahendra G. Shah, Ph.D.
                                  ---------------------------
                                  Mahendra G. Shah, Ph.D.
                                  Chairman, Chief Executive Officer
                                  and President